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                                                                   EXHIBIT 23(b)

                         INDEPENDENT AUDITORS' CONSENT

Esenjay Exploration, Inc.:

We consent to the inclusion in this Registration Statement of Esenjay Exploration, Inc. (formerly Frontier Natural Gas Corporation) on Form SB-2 of our report dated March 27, 1998 (May 14, 1998 with respect to the second paragraph of Note 2 and the third and fourth paragraphs of Note 10) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP
Houston, Texas
June 2, 1998